Exhibit (i)

                                                                      WILMERHALE

                                                             +1 617 526 6000 (t)
                                                             +1 617 526 5000 (f)
                                                                  wilmerhale.com



October 19, 2009

Burnham Investors Trust
1325 Avenue of the Americas
New York, New York  10019

Ladies and Gentlemen:

Burnham Investors Trust (the "Trust") was established as a Delaware statutory trust under a Certificate of Trust dated on August 20, 1998 (the "Certificate of Trust") and an Agreement and Declaration of Trust dated August 20, 1998, as amended on November 14, 2002, August 15, 2005 and October 25, 2005 (the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable shares of beneficial interest, with a par value of $0.10 per share or such other amounts as the Trustees may establish.

The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions provided therein. Pursuant to Article II,
Section 2.(p) and Article V Sections 1. and 2. of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited, and the Trustees are authorized to divide the shares into one or more series of shares and one or more classes thereof as they deem necessary or desirable. Pursuant to Article V Section 2. of the Declaration of Trust, the Trustees are empowered in their discretion to issue shares of any series for such amount and on such terms as the Trustees may authorize, all without action or approval of the shareholders. As of the date of this opinion, the Trust, consists of at least the four series of shares of beneficial interest, all of which are divided into classes as set forth on Exhibit A.

We have examined the Certificate of Trust, the Declaration of Trust, the By-Laws of the Trust as approved by the Trustees on August 20, 1998, as amended on August 27, 1998, November 14, 2004, October 25, 2005 and March 9, 2006,
Post-Effective Amendment No. 83 to be filed with the Securities and Exchange Commission (the "Commission") to the Trust's Registration Statement on Form N-1A (File Nos. 002-17226 and 811-00994) on October 19, 2009 (as so amended, the "Registration Statement"), and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified of photostatic copies.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the rights and remedies of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing and (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing. Further, we do not express any opinion as to (a) the availability of the remedy of specific performance or any other equitable remedy upon breach of any provision of any agreement whether applied by a court of law or equity, (b) the successful assertion of any equitable defense, or (c) the right of any party to enforce the indemnification or contribution provisions of any agreement.

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                                                                      WILMERHALE

Burnham Investors Trust
October 19, 2009
Page 2


In rendering the opinion below, insofar as it relates to the good standing and valid existence of the Trust, we have relied solely on a certificate of the Secretary of State of the State of Delaware, dated as of a recent date, and such opinion is limited accordingly and is rendered as of the date of such certificate.

This opinion is limited to the Delaware Statutory Trust Act statute (which for this purpose includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

Subject to the foregoing, we are of the opinion that the Trust is a duly organized and validly existing statutory trust in good standing under the laws of the State of Delaware and that the shares of beneficial interest of the Trust, when issued in accordance with the terms, conditions, requirements and procedures set forth in the Declaration of Trust and the Trust's Registration Statement on Form N-1A will constitute legally and validly issued, fully paid and non-assessable shares of beneficial interest in the Trust, subject to compliance with the Securities Act of 1933, as amended (the "Securities Act"), the Investment Company Act of 1940, as amended, and the applicable state laws regulating the sale of securities.

We are opining only as to the specific legal issues expressly set forth herein, and no opinion should be inferred as to any other matters. We are opining on the date hereof as to the law in effect on the date hereof, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Form N-1A and to the use of our name therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


Best regards,

WILMER CUTLER PICKERING
HALE AND DORR LLP



By:   /s/ Leonard A. Pierce
      --------------------------------
      Leonard A. Pierce, Partner


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                                                                      WILMERHALE

Burnham Investors Trust
October 19, 2009
Page 3




                                    EXHIBIT A


SERIES                                         CLASS

BURNHAM FUND                                   Class A, Class B, Class
                                               C and Class I

BURNHAM FINANCIAL SERVICES FUND                Class A, Class B, Class
                                               C and Class I

BURNHAM FINANCIAL INDUSTRIES FUND              Class A, Class C and
                                               Class I

BURNHAM U.S. GOVERNMENT MONEY MARKET FUND      One non-designated Class